Exhibit 10.33

July 1, 2005

Jay Meilstrup
900 South Meadows Parkway, #2213
Reno, NV 89521

Re: Offer of Employment

Dear Jay,

Congratulations! This correspondence serves as confirmation of our offer of employment to you as a President and Chief Executive Officer. We look forward to leadership and drive you will bring to GameTech and its Executive Team. We anticipate your start date to be July 1, 2005.

We are prepared to offer you a salary of $250k per year. With this position, you will be able to participate in the Executive Team Bonus Plan. At the outset, we will offer a stock option grant of 250,000 shares, all shares vesting immediately. The strike price for your stock options will be set as of market close on July 1, 2005. You will also be provided with a signing bonus of $5,000.

In the event that your employment is terminated within twelve months of a “Change of Control” without “Cause”, or if your compensation is reduced during the twelve months following a “Change of Control” you will be entitled to receive a twelve month’s salary continuation, reasonable reimbursement for health care costs for an eighteen month period, all bonus money you may be entitled to, as well as vesting of all stock options. “Cause” means any conduct that may jeopardize any license in any jurisdiction that the company does or seeks to do business; performance of work in a manner that is not professional, including dishonesty or insubordination; conviction for any felony; or other conduct injurious to the company or its reputation. “Change of control” means that any “person” or “group” becomes the “beneficial owner” of more than fifty percent (50%) of the total voting power entitled to vote in the election of the Board of Directors, excluding any person or group that is the beneficial owner of more than five percent (5%) of the total voting power as of the date of this letter. “Person”, “group” and “beneficial owner” are defined in Sections 13(d) and 14(d) and Rule 13(d) of the Securities Exchange Act of 1934.

GameTech also offers a rich benefits package including Medical, Dental, Vision, 401K, Disability and Life insurance for you. You will be eligible for these benefits 30 days after your hire. Many more benefits will be described in the Plan Package.

You will be provided with a home office computer as well as a cell phone and/or PDA.

We do let all new employees know that we are an “at will” employer and either the employee or the employer may terminate the employment relationship at any time with or without prior notice.

We are so pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best for success in your new position. Please sign in the space provided below as acceptance of this offer. A copy will be made for your own personal file.

Kind Regards,

/s/ Richard T. Fedor	/s/ Jay Meilstrup	07-01-05

Richard T. Fedor	Jay Meilstrup	Date
Chairman of the Board

cc:	Kay O’Brien
Andrejs K. Bunkse
Employee File